SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (the “Agreement”), effective as of July 16, 2024 (the “Effective Date”), is between Lincoln Financial Investments Corporation, a Tennessee corporation (the “Adviser”), and Schroder Investment Management North America Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, Lincoln Inflation Plus Fund Cayman Ltd. (the “Subsidiary”) has been incorporated under the laws of the Cayman Islands to enable the Lincoln Inflation Plus Fund (the “Fund”) to gain exposure to certain types of commodity-linked derivative instruments. The Fund is an open-end management investment company registered under the U.S. Investment Company Act of 1940 (the “1940 Act”) and a series of Lincoln Funds Trust (the “Trust”). The Subsidiary is a wholly owned subsidiary of the Fund.

WHERAS, the Subsidiary has entered into an Investment Management Agreement dated as of the date hereof (the “Investment Management Agreement”) with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Subsidiary;

WHEREAS, the Investment Management Agreement authorizes the Adviser, at its expense, to select and contract with one or more investment advisers registered under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”) to perform some or all of the services for the Subsidiary for which it is responsible under the Investment Management Agreement; and

WHEREAS, the Adviser desires to appoint the Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Subsidiary as of the Effective Date, and the Sub-Adviser is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Sub-Advisory Services

(a) Managed Portion. The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to provide investment advisory services to the Subsidiary, on the terms and conditions set forth herein, for the portion of the Subsidiary’s assets that the Adviser determines in its sole discretion to allocate to the Sub-Adviser for management from time to time (the “Managed Portion”). The Adviser may make additions to, and withdrawals from, those Subsidiary assets allocated to the Sub-Adviser for management. The Sub-Adviser accepts these terms and agrees to render the services herein set forth.

(b) Investment Program. Subject to the supervision and control of the Adviser and the Trust’s board of trustees (the “Board”), the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion. The Sub-Adviser will make investment decisions on behalf of the Subsidiary and place all orders for its purchase and sale of portfolio securities in the Managed Portion. No warranty, assurance or undertaking is given by the Sub-Adviser as to the performance, returns, increase in or retention of value or profitability of the Subsidiary (or any part of it) or that the investment objectives or targets in the Investment Guidelines (as defined below) shall be successfully achieved, whether in whole or in part.

(c) Custody. On a daily basis, the Sub-Adviser will arrange for transmission to the custodian such confirmations, trade tickets and other documents and information as may be reasonably necessary to enable the custodian to perform its responsibilities with respect to the Managed Portion. The Sub-Adviser shall have authority to instruct the custodian on behalf of the Subsidiary: (i) to deliver upon receipt of payment, and upon receipt to make payment for, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Managed Portion, and (ii) to deposit margin or collateral, which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Subsidiary in respect of the Managed Portion with respect to any investments made pursuant to the investment guidelines set forth in the Memorandum, Articles of Association, other written instructions from the Adviser to the Sub-Adviser (the “Investment Guidelines”), and the Prospectus and Statement of Additional Information of the Fund; provided that the Sub-Adviser shall have a reasonable time following receipt to come into compliance with the foregoing. All cash and the indicia of ownership of all other investments shall be held by the Managed Portion’s custodian bank or in accordance with the Subsidiary’s custodial and derivatives-related agreements.

The Sub-Adviser agrees to comply with such rules, procedures and timeframes as the custodian may reasonably set or provide and communicated to the Sub-Adviser in advance with respect to the clearance and settlement of transactions for the Managed Portion. If the Sub-Adviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction, or provides such information beyond the required time frames, the Sub-Adviser shall be responsible for any resulting loss incurred by the Managed Portion, except in the case of manifest error which the custodian identified or should have identified using reasonable commercial efforts.

(d) Independent Contractor. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

(e) Expenses. The Sub-Adviser will bear all expenses that it incurs in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees, commissions, levies, taxes, interest expenses or similar costs incurred in connection with the effectuation of securities transactions for the Subsidiary. For the avoidance of doubt, the Sub-Adviser will furnish, at its expense, (i) any investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) any administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion. Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform any of, or bear the costs associated with, the following services or to have employees of the Sub-Adviser perform any of the following roles, as applicable: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Subsidiary; (b) providing legal advice to the Subsidiary; (c) providing employees of the Sub-Adviser to serve as officers of the Subsidiary; (d) providing employees of the Sub-Adviser to serve as the Subsidiary’s Chief Compliance Officer or associated staff; (e) determination of net asset value per share; (f) portfolio accounting; and (g) shareholder accounting services.

(g) Registration Statement Supplements. The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of legally required supplements to the Fund’s registration statement that are necessitated by a change in control of the Sub-Adviser or any change in any of the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion. In the event that two or more sub-advisers each require a supplement simultaneously, the expense of each such supplement will be shared pro rata with such other sub-advisers based upon the number of pages required by each such sub-adviser. The Adviser agrees to use an economical means reasonably available to prepare, produce and distribute the supplements and will upon request furnish to the Sub-Adviser documentation of the expenses incurred.

(h) Proxy Voting and Corporate Actions. The Sub-Adviser shall vote (or abstain from voting) proxies relating to the Managed Portion’s investment securities in accordance with the Sub-Adviser’s proxy voting guidelines and procedures. As reasonably requested, the Sub-Adviser shall review its proxy voting activities on a periodic basis with the Board. The Trust or the Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice. The investment authority granted to the Sub-Adviser shall further include the authority to exercise whatever powers the Adviser may possess with respect to any Subsidiary assets in the Managed Portion, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer.

(i) Broker-Dealer Selection. The Sub-Adviser will select, as necessary, brokers, dealers, and futures commission merchants to effect all portfolio transactions subject to the conditions set forth herein and in accordance with the Sub-Adviser’s relevant policies and procedures. In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments, the Sub-Adviser shall use its best efforts to obtain the most favorable price and execution available, except as permitted to pay higher brokerage commissions for brokerage and research services as described in Section 1(k) (“Section 28(e) Brokerage and Research”) below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker, dealer, or futures commission merchant, and the Sub-Adviser agrees to comply with such request on a prospective basis within ten business days of receiving such written notice.

(j) Best Execution Factors. In using its best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind at all times the Subsidiary’s best interests, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the investment; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions.

(k) Section 28(e) Brokerage and Research. In accordance with the Sub-Adviser’s relevant policies and procedures and Section 28(e) of the U.S. Securities Exchange Act of 1934, the Sub-Adviser may cause the Subsidiary to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Subsidiary and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section 1(k).

(I) Investment Documentation. The Sub-Adviser is authorized on behalf of the Subsidiary (i) to enter into agreements and execute any documents (e.g., exchange traded and over-the-counter derivatives documentation) required to make investments pursuant to the Investment Guidelines, which shall include any market or industry standard documentation (including applicable ISDA protocols) and the standard representations contained therein; to enter Subsidiary and/or Derivative Transaction information on relevant web applications to efficiently comply with regulatory requirements; and (iii) to acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Adviser represents, warrants and covenants that it and the Subsidiary have full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all derivatives transactions and to authorize the Sub-Adviser to perform the activities on behalf of the Subsidiary of a nature described herein, and acknowledges and agrees that the Sub-Adviser will rely on this representation, warranty and covenant in doing so. The Adviser agrees and covenants that the Sub-Adviser will have no liability to the Adviser or the Subsidiary, or any person claiming through, or on behalf of the Subsidiary, or by right of the Subsidiary, or any other person, arising from the fact that the Subsidiary lacked the full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all derivatives transactions or to grant the authority purported to be granted to the Sub-Adviser set forth in this Agreement, and the Adviser agrees to hold the Sub-Adviser harmless against all losses which may be incurred by the Sub-Adviser in connection with a claim made against the Sub-Adviser by a counterparty as a result of the Subsidiary lacking such capacity, power and authority.

(m) Brokerage Accounts. The Sub-Adviser is authorized, on behalf of the Subsidiary, to open brokerage accounts for securities and other instruments and to negotiate and execute, on its own behalf or on behalf of the Subsidiary, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Adviser’s duties under this Agreement. In such respect, the Sub-Adviser shall act as the Adviser’s and the Subsidiary’s agents and attorneys in fact. The Sub-Adviser is authorized, on behalf of the Subsidiary, to negotiate and enter into futures account applications, futures agreements, listed options agreements with margin accounts, ISDA master agreements and related documents, and any other brokerage or derivatives documentation to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust procedures. Further, the Sub-Adviser may, acting as agent on the Subsidiary’s behalf, instruct the Subsidiary’s custodian to provide collateral and margin in respect of derivatives entered into for the Managed Portion, including but not limited to initial and variation margin (whether or not the counterparty agrees to provide collateral or margin to or for the benefit of the Subsidiary) and may instruct the Subsidiary’s custodian to deliver margin to and deposit collateral and margin with the counterparty (or a person acting on the counterparty’s behalf). All derivatives entered into for the Managed Portion will be entered into by the Sub-Adviser in the Subsidiary’s name or in the Sub-Adviser’s name on behalf of the Subsidiary, and the Sub-Adviser is authorized to reveal the name of the Subsidiary as it may in its discretion consider necessary or appropriate in connection with transactions in derivatives for the Subsidiary.

(n) Trade Aggregation. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Subsidiary as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations and consistent with the Investment Guidelines, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution and to elect, where appropriate and in the best interest of the Subsidiary, real time reporting delays relating to large notional swap trades. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 206 of the Advisers Act and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board and provided to the Sub-Adviser in writing.

(o) Foreign Currency. To the extent consistent with the Investment Guidelines, the Sub-Adviser, as the Subsidiary’s agent and attorney-in-fact, when it deems appropriate and without prior consultation with the Adviser or the Subsidiary, may cause the Subsidiary or its agent to purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades, at the market rate, as determined by the Sub-Adviser in its sole discretion. The Sub-Adviser may put in place standard instructions for the custodian to execute foreign exchange trades on behalf of the Sub-Adviser.

(p) Adviser Instructions. The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Adviser whose names and titles are included in a secretary’s certificate, incumbency certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust. The Adviser may amend such document by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until otherwise notified by the Adviser.

(q) Fair Valuations. Upon request of the Adviser, the Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the Subsidiary’s net asset value in accordance with valuation procedures and methods established by the Board; provided, however, that the Adviser acknowledges that the Sub-Adviser may be contractually limited in the information it is able to provide.

(r) Sub-Adviser Reports and Board Presentations. The Sub-Adviser shall furnish the Adviser and the Board with such reasonable information and reports as the Adviser deems appropriate or as the Board shall reasonably request. The Sub-Adviser shall make its officers and employees who provide key services for the Subsidiary reasonably available from time to time, including for attendance at Board meetings, to review the investment and compliance policies applicable to the Managed Portion, and to consult with the Adviser or the Board regarding the Managed Portion’s investment affairs.

(s) Other Sub-Advisers. The Sub-Adviser shall not consult with any other sub-adviser to the Subsidiary that is not affiliated with the Sub-Adviser or any other account managed by the Adviser concerning the Managed Portion’s assets, except as permitted by the Subsidiary’s policies and procedures.

(t) Investment Restrictions. In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Managed Portion where the Adviser has furnished such applicable provisions to the Sub-Adviser; (ii) the investment objectives, policies and restrictions of the Subsidiary as stated in the currently effective Investment Guidelines of the Subsidiary, and any amendments thereto, that have been furnished to the Sub-Adviser by the Adviser (including, but not limited to, the applicable limitations on commodity interest trading by the Subsidiary); (iii) the applicable Cayman Islands laws and U.S. federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any reasonable instructions, authorizations, and directions of the Board, the Adviser, or Subsidiary management that are provided to the Sub-Adviser in writing (including via email), provided that the Sub-Adviser shall have a reasonable time following receipt to come into compliance with the foregoing; and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law.

(u) Assistance with Regulatory Disclosures. The Sub-Adviser shall provide reasonable assistance to the Subsidiary in the preparation of certain marketing materials and regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) with respect to disclosure relating to the sub-advisory services provided by the Sub-Adviser under this Agreement. The disclosure shall include, but not be limited to, any required disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, codes of ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(v) General Legal Compliance. The Sub-Adviser shall furnish the Adviser (including without limitation its chief compliance officer (the “Adviser CCO”)), the Board, and/or the Trust’s chief compliance officer (the “Trust CCO”) with such reasonable information, certifications and/or reports as such persons may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with: (i) Rule 206(4)-

7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations applicable to the operations of the Sub-Adviser and its services to the Subsidiary. The Sub-Adviser shall make its officers and employees who provide key services for the Subsidiary (including the Sub-Adviser’s chief compliance officer) reasonably available to the Adviser (including without limitation the Adviser CCO and the Trust CCO, as applicable) to examine and review the Sub-Adviser’s compliance program and its adherence thereto.

(w) Portfolio Securities-Related Litigation. The Sub-Adviser shall not be responsible to advise or act for the Adviser or the Subsidiary in any legal proceedings, including any bankruptcy action or class action settlement, relating to the purchase, sale, or securities or assets currently or previously held by the Subsidiary. The Sub-Adviser agrees, however, that it shall use commercially reasonable efforts to provide the Adviser, upon the Adviser’s written request, with any factual documentation or non-confidential information that it has in its possession relating to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities or issuers of securities held in, or formerly held in, the Managed Portion (“Litigation”) to the extent necessary for the Adviser to pursue and/or participate in any such claim. The Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Adviser may have with respect to participating in, commencing or defending Litigation. The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any Litigation, including, without limitation, to file proofs of claim or other documents related to Litigation proceedings, or to investigate, initiate, supervise, or monitor Litigation involving the Managed Portion, and the Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder.

(x) Commodity and Derivatives Trading. The Adviser represents that it has filed a notice of eligibility, and will maintain such eligibility, for exclusion from the definition of “commodity pool operator” with respect to the Subsidiary under U.S. Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 or pursuant to CFTC no-action relief.

(y) Delegation. In rendering the services required under this Agreement, the Sub-Adviser may, consistent with applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated or unaffiliated entities or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. Accordingly, the Adviser authorizes the Sub-Adviser to engage its affiliate, Schroder Investment Management North America Limited, to perform investment advisory services for the Subsidiary. The Sub-Adviser shall remain liable to the Adviser for the performance of Sub-Adviser’s obligations hereunder and for the acts and omission of such other entities or persons, and the Adviser shall not be responsible for any fees that any such entities or persons may charge to Sub-Adviser for such services.

2. Representations

(a) Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) the Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Subsidiary as contemplated in this Agreement; and (2) the Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the laws of the Cayman Islands, the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable U.S. federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the

Adviser from serving as investment adviser to the Subsidiary pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that it (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the laws of the Cayman Islands, the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) either (A) is a commodity trading advisor that is registered with the CFTC and is a member of the National Futures Association (the “NFA”) or (B) is exempt from registration as a commodity trading advisor pursuant to an exemption that it shall maintain continuously during the term of this Agreement unless, if required during such term, it becomes a commodity trading advisor that is duly registered with the CFTC and is a member in good standing with the NFA; (iv) has provided in writing to the Adviser either the Sub-Adviser’s active NFA identification number or a certification explaining why the Sub-Adviser does not have such a number; (v) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable U.S. federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c) Form ADV Delivery. The Adviser acknowledges that it has received a copy of the Sub-Adviser’s current Form ADV.

3. Services Not Exclusive

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4. Sub-Adviser Compensation

The Sub-Adviser’s consideration under this Agreement is, in part, the ability to further implement the Fund’s investment objectives and policies, as contemplated in the Fund’s Sub-Advisory Agreement between the Adviser and the Sub-Adviser (the “Fund Agreement”), through the Fund’s investment in the Subsidiary. A separate fee will not be paid to the Sub-Adviser under this Agreement. For the avoidance of doubt, the Subsidiary’s assets are included in the Managed Portion of the Fund (as such term is defined in the Fund Agreement) for purposes of calculating the Sub-Adviser’s fee for the Fund.

5. Effective Period; Agreement Termination and Amendments

(a) Effective Period. This Agreement shall become effective as of the Effective Date. This Agreement shall continue in effect for two years from the date hereof, and thereafter only so long as continuance is specifically approved: (i) at least annually by the Fund’s Board, including a majority of the trustees who are not interested persons, cast in person or via other means, to the extent permitted under the 1940 Act and relevant regulatory relief or guidance, at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(b) Termination by Law/Contract. This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; (iii) termination of the Fund Agreement; or (iii) termination of the Investment Management Agreement.

(c) Termination Rights. This Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of the Fund, as sole shareholder of the Subsidiary’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser.

(d) Amendments. This Agreement may be amended by the mutual written consent of the parties. Any material amendment must also be approved by the vote of: (i) the Fund’s Board, including a majority of the trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

6. Notification Requirements

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser shall have received notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Subsidiary or any services the Sub-Adviser provides for the Subsidiary that could reasonably be expected to have a material adverse effect on the Subsidiary; and (d) any change in the Sub-Adviser’s portfolio managers identified in the Fund’s prospectus as providing services to the Fund.

7. Liability and Indemnification

(a) Sub-Adviser Liability. The Sub-Adviser’s duties with respect to the Subsidiary shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for or subject to any damages, expenses or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of the Sub-Adviser’s breach of fiduciary duty, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided under provisions of applicable law.

(b) Adviser and Trust/Fund/Subsidiary Liability. None of the Adviser, the Trust, the Fund or the Subsidiary shall be liable for, or subject to any damages, expenses or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of its breach of fiduciary duty, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided herein or under provisions of applicable law.

(c) Sub-Adviser Indemnification of Adviser, Trust, Fund and Subsidiary. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, the Fund, the Subsidiary and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”) that the Adviser Indemnified Persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses sustained as a result of the

Adviser’s, Trust’s, Fund’s or Subsidiary’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law by the Adviser, the Trust, the Fund or the Subsidiary. Further, the Sub-Adviser shall not be liable or required to indemnify for any indirect, consequential, special or punitive damages or any loss incurred by reason of any act or omission of any third party not under its direct supervision and control.

(d) Adviser Indemnification of Sub-Adviser. The Adviser shall indemnify and hold harmless the Sub-Adviser and its respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) from and against any and all Losses that the Sub-Adviser Indemnified Persons may sustain as a result of the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law. Further, the Adviser shall not be liable or required to indemnify for any indirect, consequential, special or punitive damages or any loss incurred by reason of any act or omission of any third party not under its direct supervision and control.

8. Records; Right to Audit

(a) Records. The Sub-Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Subsidiary that are required to be maintained by the Subsidiary pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records it maintains on behalf of the Subsidiary are the Subsidiary’s property, and the Sub-Adviser will surrender promptly to any of the Adviser, the Trust, the Fund or the Subsidiary any such records upon reasonable advance request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than as expressly authorized by the Subsidiary, if disclosure is expressly required by applicable U.S. federal or state regulatory authorities, or if otherwise required or permitted by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) Right to Audit. The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject to reasonable periodic, special and other examinations by the Subsidiary’s auditors, any Subsidiary representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Subsidiary.

9. Confidential Information

(a) No Disclosure to Third-Parties. Except as provided in Section 9(b) below, neither party shall disclose to any third party any confidential information obtained under this Agreement with respect to the Subsidiary, the Fund, the Trust, the Sub-Adviser, or the Adviser. For purposes of this Agreement, confidential information includes, without limitation, non-public portfolio holdings information; information about the business operations of the Trust, the Adviser, or the Sub-Adviser; and financial information, methods, plans, techniques, processes, and trade secrets, regardless of whether any such information would be considered material under applicable Cayman Islands law and U.S. federal securities laws. Each party shall use confidential information only in furtherance of performing its duties hereunder and shall maintain policies and procedures reasonably designed to prevent its unauthorized disclosure. For the sake of clarity, confidential information does not include information that (1) is, or becomes, public knowledge through no act or failure to act of the receiving party, its employees, or its agents, (2) is publicly available, (3) is lawfully obtained by the receiving party from a third party not known by the receiving party after reasonable inquiry to have an obligation to maintain the confidentiality of such information, (4) is independently developed by the receiving party from sources or through persons that receiving party can demonstrate had no access to the information of the disclosing party, or (5) is otherwise in the possession of the receiving party, or becomes available to the receiving party, without confidentiality restrictions.

(b) Exceptions. A party may disclose confidential information to a third party: (i) with the prior written consent of the other party; (ii) as required by applicable Cayman Islands, U.S. federal or state law, regulation, court order, or the rules and regulations or request of any governmental or self-regulatory body or official having jurisdiction over such party; (iii) to its associates, affiliates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement; (iv) to any market counterparty or broker, dealer, or futures commission merchant (collectively, “trading counterparties”) (in accordance with market practice) in relation to transactions undertaken for the Subsidiary, and to the custodian, in order to assist or enable the proper performance of its services under the Agreement; or (v) if such third party agrees in writing with such party to keep such information confidential and to not trade based upon such information. Subject to the Investment Guidelines, such party and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

(c) Portfolio Positioning. For removal of doubt, this Agreement shall treat as confidential information any information exchanged regarding the Subsidiary’s portfolio or anticipated portfolio prior to the date the Sub-Adviser commences to manage the Managed Portion.

10. Use of Sub-Adviser Name

(a) Sub-Adviser Property. The parties agree that the names of the Sub-Adviser and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, “Sub-Adviser Property”) are the valuable property of the Sub-Adviser and its affiliates.

(b) Permitted Use. The Adviser and the Trust may use Sub-Adviser Property only: (i) to identify the Sub-Adviser as the sub-adviser to the Subsidiary as required by law or governmental regulations; and (ii) in marketing materials for the Subsidiary or for insurance or annuity products that offer the Subsidiary as an investment option, provided that such use is limited to: (a) identifying the Sub-Adviser and the services performed for the Subsidiary by the Sub-Adviser; and (b) providing biographical information about the Sub-Adviser that is accurately derived from information provided by or made public by the Sub-Adviser or its affiliates. The Adviser and the Trust agree to provide samples of any material that uses Sub-Adviser Property at the Sub-Adviser’s request and to abide by reasonable guidance provided by the Sub-Adviser and its affiliates regarding proper use of Sub-Adviser Property. Any other use of Sub-Adviser Property must be expressly pre-approved in writing by the Sub-Adviser. Any change in any approved use of Sub-Adviser Property, including, without limitation, a change in the Subsidiary’s name that includes Sub-Adviser Property, requires prior approval in writing by the Sub-Adviser or its appropriate affiliate. Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use Sub-Adviser Property except to the limited extent necessary to comply with laws, governmental regulations or a court order.

(c) Unauthorized Use. If the Adviser or the Trust makes any unauthorized use of Sub-Adviser Property, the parties acknowledge that the Sub-Adviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Sub-Adviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

11. Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without regard to conflict-of-law principles or doctrines thereof) and the applicable provisions of the 1940 Act or other U.S. federal laws and regulations. To the extent that the applicable law of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the 1940 Act or other U.S. federal laws and regulations, the latter shall control.

12. Severability/Interpretation

If any provision of this Agreement is held invalid by a court decision, statute, rule, regulation, order, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an applicable SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13. Notices

Any notice that is required to be given by one party to the other under the terms of this Agreement shall be given in writing and delivered to the other party at the applicable address below, which may be changed by the parties by written notice to the other party in accordance with this Section 13:

If to the Sub-Adviser:

Schroder Investment Management North America Inc.

Attention: Legal Department

7 Bryant Park

New York, NY 10018

E-mail: USLegal@Schroders.com

If to the Adviser:

Lincoln Financial Investments Corporation

Attention: Ron Holinsky, Chief Counsel — Investment Management

150 N. Radnor Chester Road

Radnor, PA 19087

Email: Ronald.Holinsky@lfg.com

14. Force Majeure

Neither party shall be liable for failure to perform or the delay in performance of any of its obligations hereunder if, and to the extent that, such failure or delay is caused by events beyond its reasonable control including, but not limited to: fire; flood; earthquake; elements of nature; acts of God; riots; civil disorders; rebellions or revolutions in any country; any failure, error, unreliability or lack of integrity of any electronic systems, computer facilities or software; internet disruptions; work stoppage; or delays or failure to act of any carrier or agent (each, a “Force Majeure Event”); provided that such non-performing party maintains a business continuity plan that makes provision for the prompt and efficient handling of any incident which impairs such party’s ability to perform its obligations under this Agreement. The non-

performing party shall promptly notify the other party of the circumstances causing its delay or failure to perform. For as long as such circumstances prevail, the party whose performance is delayed or hindered shall continue to use commercially reasonable efforts to minimize the length and effect of delays and shall re-commence performance as soon as reasonably practicable after the cessation of the Force Majeure Event.

15. Counterparts

This Agreement may be executed in counterparts. Each counterpart shall be deemed to be an original, but all counterparts together shall constitute one and the same instrument.

16. Entire Agreement

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

17. Certain Definitions

For the purposes of this Agreement, the terms ‘‘vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meanings ascribed to them in the 1940 Act, subject to applicable SEC orders, SEC staff no-action letters, and other SEC interpretive materials.

[Signature page follows]

IN WITNESS WHEREOF, each party has caused this instrument to be signed by its duly authorized representative as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE U.S. COMMODITY FUTURES TRADING COMMISSION. THE U.S. COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE U.S. COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT. AS APPLICABLE, THE ADVISER HAS OBTAINED ALL NECESSARY GOVERNMENTAL, REGULATORY, SELF-REGULATORY AND EXCHANGE LICENSES, REGISTRATIONS, MEMBERSHIPS AND APPROVALS AND HAS EFFECTED ALL FILINGS WITH EXCHANGE AUTHORITIES AND WITH GOVERNMENTAL, REGULATORY AND SELF-REGULATORY AGENCIES REQUIRED TO CONDUCT ITS BUSINESS AND TO ACT AS DESCRIBED AND CONTEMPLATED IN THE AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY REQUIRED REGISTRATION AS A COMMODITY POOL OPERATOR AND/OR COMMODITY TRADING ADVISOR UNDER THE U.S. COMMODITY EXCHANGE ACT AND MEMBERSHIP IN THE NATIONAL FUTURES ASSOCIATION OR EXEMPTION THEREFROM.

LINCOLN FINANCIAL INVESTMENTS CORPORATION

By:	/s/ Benjamin A. Richer

Name:	Benjamin A. Richer
Title:	Senior Vice President

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ James Priestman

Name:	James Priestman
Title:	Head of Finance

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Catherine A. Mazza

Name:	Catherine A. Mazza
Title:	Senior Client Director